Exhibit 10.1

The Bank of New York Mellon Trust Company, N.A.,

As Trustee of ECA Marcellus Trust I

919 Congress, Suite 500

Austin, Texas 78701

Attention:                                         Mr. Mike Ulrich

Vice President

Gentlemen:

This letter will evidence the agreement described below between The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”) of ECA Marcellus Trust I (the “Trust”) and Energy Corporation of America, a West Virginia corporation (“ECA”).

1.                                      As set forth in the Amended and Restated Trust Agreement dated as of July 7, 2010 governing the Trust (the “Trust Agreement”), the Trustee is authorized and directed to pay and/or establish reserves for expenses and liabilities of the Trust prior to determining or paying the Quarterly Distribution Amount (as defined in the Trust Agreement).

2.                                      Section 3.07 of the Trust Agreement authorizes the Trustee to cause the Trust to borrow from any Person funds required to pay any liabilities of the Trust as set forth therein, and provides that in the event of such borrowings, no further distributions will be made to Trust Unitholders (except in respect of any previously determined Quarterly Cash Distribution) until the indebtedness created by such borrowing has been paid in full.

3.                                      In the event that the Trustee determines at any time and from time to time that the Trustee is authorized to cause the Trust to borrow funds as contemplated by Section 3.07 of the Trust Agreement, the Trustee may deliver a notice (a “Funding Request”) to ECA setting forth the amount the Trustee has determined that the Trust needs to borrow to pay its liabilities as they become due (collectively, the “Unfunded Expenses”).

4.                                      ECA hereby agrees to advance funds (to the extent that the advance does not result in a default under ECA’s Credit Agreement with its primary lenders (as amended from time to time, the “ECA Credit Agreement”)) to the Trust from time to time upon its receipt of any Funding Request to the extent necessary to enable the Trust to pay the Unfunded Expenses in a timely manner.  Any such advance to the Trust shall be evidenced by a promissory note from the Trust or such other documentation as ECA shall reasonably require, and shall be subject in all respects to the provisions of the Trust Agreement, including the provisions requiring the Trust to repay any amounts advanced by ECA to ECA prior to the Trust making further distributions to Trust Unitholders (except in respect of any previously determined Quarterly Cash Distribution).  ECA shall use its reasonable efforts to ensure that the ECA Credit Agreement continues to permit ECA to advance funds to the Trust as contemplated hereby to the same extent permitted by the Second Amendment dated June 17, 2010 to the ECA Credit Agreement.

5.                                      To the extent that the provisions of this agreement are inconsistent with the provisions of the Trust Agreement, including section 3.07 thereof, the provisions of this agreement shall control.  This agreement may not be assigned by either party hereto without the written consent of the other party hereto, which may be withheld at the discretion of either party.  In the event of an assignment without the prior written consent of the nonassigning party, this agreement shall automatically terminate.  It shall also be deemed terminated to the extent ECA terminates the Administrative Services Agreement dated the date hereof between ECA and the Trustee in accordance with the provisions of such Administrative Services Agreement.

Dated: July 7, 2010

ENERGY CORPORATION OF AMERICA

By:	/s/ Donald C. Supcoe

Name: Donald C. Supcoe

Title: Senior Vice President

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., TRUSTEE OF ECA MARCELLUS TRUST I

By:	Mike Ulrich

Name: Mike Ulrich

Title: Vice President